Exhibit 8.1

List of Subsidiaries of SK Telecom Co., Ltd.

(As of December 31, 2019)

Subsidiary Name	Jurisdiction of Incorporation

SK Telink Co., Ltd.	Korea

SK Communications Co., Ltd.	Korea

SK Broadband Co., Ltd.	Korea

PS&Marketing Corporation	Korea

SERVICE ACE Co., Ltd.	Korea

SERVICE TOP Co., Ltd.	Korea

SK O&S Co., Ltd.	Korea

SK Telecom China Holdings Co., Ltd.	China

SK Global Healthcare Business Group, Ltd.	Hong Kong

YTK Investment Ltd.	Cayman Islands

Atlas Investment	Cayman Islands

SKT Americas, Inc.	USA

One Store Co., Ltd.	Korea

SK Planet Co., Ltd.	Korea

Eleven Street Co., Ltd.	Korea

DREAMUS COMPANY	Korea

SK Infosec Co., Ltd.	Korea

Life & Security Holdings Co., Ltd.	Korea

Quantum Innovation Fund I	Korea

SK Telecom Japan Inc.	Japan

id Quantique SA	Switzerland

SK Telecom TMT Investment Corp.	USA

FSK L&S Co., Ltd.	Korea

Incross Co., Ltd.	Korea

Happy Hanool Co., Ltd.	Korea

SK m&service Co., Ltd.	Korea

SK Planet Global Holdings Pte. Ltd.	Singapore

SKP America LLC.	USA

K-net Culture and Contents Venture Fund	Korea

iriver Enterprise Ltd.	Hong Kong

iriver China Co., Ltd.	China

Dongguan iriver Electronics Co., Ltd.	China

Subsidiary Name	Jurisdiction of Incorporation

LIFE DESIGN COMPANY Inc.	Japan

SKinfosec Information Technology (Wuxi) Co., Ltd.	China

ADT CAPS Co., Ltd.	Korea

CAPSTEC Co., Ltd.	Korea

ADT SECURITY Co., Ltd.	Korea

SK TELINK VIETNAM Co., Ltd.	Vietnam

Home & Service Co., Ltd.	Korea

SK stoa Co., Ltd.	Korea

SK Planet Japan, K. K.	Japan

Id Quantique LLC	Korea

FSK L&S (Shanghai) Co., Ltd.	China

FSK L&S (Hungary) Co., Ltd.	Hungary

Infra Communications Co., Ltd.	Korea

Mindknock Co., Ltd.	Korea

SK Telecom Innovation Fund, L.P.	USA

SK Telecom China Fund I L.P.	Cayman Islands